EXHIBIT 4.2.2

SYNPLICITY, INC.

2000 STOCK OPTION PLAN

STOCK OPTION AGREEMENT FOR UK EMPLOYEES

(Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option Agreement and Notice of Grant of Stock Options and Option Agreement.)

Vesting Schedule:

This Option may be exercised, in whole or in part, in accordance with the following schedule:

25% of the Shares subject to the Option shall vest twelve months after the Vesting Commencement Date, and 1/48th of the Shares subject to the Option shall vest at the conclusion of each month thereafter provided that Optionee continues to provide services to the Company on each such date.

Termination Period:

This Option may be exercised for three (3) months after termination of employment or such longer period as may be applicable upon death or disability of Optionee as provided in the Plan, but in no event later than the Term/Expiration Date as provided above.

I. AGREEMENT

1. Grant of Option. Synplicity, Inc., a California corporation (the “Company”), hereby grants to the Optionee named in the Notice of Grant (the “Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Grant, at the exercise price per share set forth in the Notice of Grant (the “Exercise Price”) subject to the terms, definitions and provisions of the 2000 Stock Option Plan (the “Plan”) adopted by the Company and the Joint Election (as defined in Section 13 of this Option Agreement) which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Option.

2. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting Schedule set out in the Notice of Grant and with the provisions of Section 9 of the Plan as follows:

(i) Right to Exercise.

(a) This Option may not be exercised for a fraction of a Share.

(b) In the event of Optionee’s death, disability or other termination of the employment, the exercisability of the Option is governed by Sections 6, 7 and 8 below, subject to the limitation contained in subsection 2(i)(c).

(c) In no event may this Option be exercised after the date of expiration of the term of this Option as set forth in the Notice of Grant, Part I above.

(ii) Method of Exercise. This Option shall be exercisable by written notice (in the form attached as Exhibit A) which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such shares of Common Stock as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price and the Option Tax Liability (as defined in Section 12(b) of this Option Agreement). This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price and the Option Tax Liability.

No Shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirements of any stock exchange upon which the Shares may then be listed. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to the Optionee on the date on which the Option is exercised with respect to such Shares.

3. Optionee’s Representations. In the event the Shares purchasable pursuant to the exercise of this Option have not been registered under the Securities Act of 1933, as amended, at the time this Option is exercised, Optionee shall, if required by the Company, concurrently with the exercise of all or any portion of this Option, deliver to the Company his or her investment representations as set forth in Section 4 of the Exercise Notice attached hereto as Exhibit A.

4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee:

(i) cash; or

(ii) cheque; or

(iii) surrender of other shares of Common Stock of the Company which (A) in the case of Shares acquired pursuant to the exercise of a Company option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (B) have a Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised and the Option Tax Liability; or

(iv) delivery of a properly executed exercise notice together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the Exercise Price and the Option Tax Liability.

Payment of any liability arising under the terms of the Joint Election will be pursuant to the provisions of the Joint Election.

5. Restrictions on Exercise. This Option may not be exercised until such time as the Plan has been approved by the shareholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 207 of Title 12 of the Code of Federal Regulations (“Regulation G”) as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by any applicable law or regulation.

6. Termination of Relationship. In the event an Optionee’s Continuous Status as an Employee terminates, Optionee may, to the extent otherwise so entitled at the date of such termination (the “Termination Date”), exercise this Option during the Termination Period set out in the Notice of Grant. To the extent that Optionee was not entitled to exercise this Option at the date of such termination, or if Optionee does not exercise this Option within the time specified herein, the Option shall terminate.

7. Disability of Optionee. Notwithstanding the provisions of Section 6 above, in the event of termination of an Optionee’s Continuous Status as an Employee as a result of his or her disability, Optionee may, but only within twelve (12) months from the date of such termination (and in no event later than the expiration date of the term of such Option as set forth in the Option Agreement), exercise the Option to the extent otherwise entitled to exercise it at the date of such termination. To the extent that Optionee was not entitled to exercise the Option at the date of termination, or if Optionee does not exercise such Option to the extent so entitled within the time specified herein, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

8. Death of Optionee. In the event of termination of Optionee’s Continuous Status as an Employee as a result of the death of Optionee, the Option may be exercised at any time within twelve (12) months following the date of death (but in no event later than the date of expiration of the term of this Option as set forth in Section 10 below), by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent the Optionee could exercise the Option at the date of death.

9. Non-Transferability of Option. This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by Optionee. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

10. Term of Option. This Option may be exercised only within the term set out in the Notice of Grant, and may be exercised during such term only in accordance with the Plan, the Joint Election and the terms of this Option. The limitations set out in Section 8 of the Plan regarding Options granted to more than ten percent (10%) shareholders shall apply to this Option.

11. Tax Consquences

(a) The Optionee should obtain advice from an appropriate independent professional adviser in relation to the United Kingdom taxation implications of the grant, exercise, assignment,

release, cancellation or any other disposal of this Option (the “Trigger Event”) pursuant to the Plan and on any subsequent sale of the Option Shares. The Optionee should also take advice in respect of the United Kingdom taxation indemnity provisions comprising Sections 12(a) and 12(b) below.

12. Optionee’s Taxation Indemnity

(a) To the extent permitted by law, the Optionee hereby agrees to indemnify and keep indemnified the Company and the Company as trustee for and on behalf of any related corporation in respect of any liability or obligation of the Company and/or any related corporation to account for income tax (under PAYE) or any other taxation provisions and primary class 1 National Insurance Contributions (“NICs”) in the United Kingdom to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares acquired pursuant to this Option.

(b) The Company shall not be obliged to allot and issue any Shares or any interest in Shares pursuant to the exercise of an Option unless and until the Optionee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has to account to the Inland Revenue for any amount of, or representing, income tax and/or primary NICs (the “Option Tax Liability”), or the Optionee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from the Optionee within such period as the Company may then determine.

(c) In the absence of any such other arrangement being made, the Company shall have the right to retain out of the aggregate number of shares to which the Optionee would have otherwise been entitled upon the exercise of an Option, such number of Shares as, in the opinion of the Company, will enable the Company to sell as agent for the Optionee (at the best price which can reasonably expect to be obtained at the time of the sale) and to pay over to the Company sufficient monies out of the net proceeds of sale, after deduction of all fees, commissions and expenses incurred in relation to such sale, to satisfy the Optionee’s liability under such indemnity.

13. Employer’s NICs. As a consideration of the grant of an Option under the Plan the Optionee has joined with the Company, or if and to the extent that there is a change in the law, any other company or person who is or becomes a secondary contributor for NIC purposes in respect of this Option (the “Secondary Contributor”) in making an election (in such terms and such form as provided in paragraphs 3A and 3B of Schedule 1 to the Social Security Contributions and Benefits Act 1992) which has been approved by the Inland Revenue (the “Joint Election”), for the transfer of the whole or any liability of the Secondary Contributor to Employer’s Class 1 NICs to be transferred to the Optionee.

14. Data Protection

(a) In order to facilitate the administration of the Plan, it will be necessary for Synplicity Europe Limited (or its payroll administrators) to collect, hold and process certain personal information about the Optionee and to transfer this data to the Company and to certain third parties such as brokers with whom the Optionee may elect to deposit any share capital under the Plan. The

Optionee consents to Synplicity Europe Limited (or its payroll administrators) collecing, holding and processing its personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.

(b) Where the transfer is to be to a destination outside the European Economic Area, the Company shall take reasonable steps to ensure that the Optionee’s personal data continues to be adequate protected and securely held.

(c) The Optionee understands that the Optionee may, at any time, view its personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the [Human Resources Department] of the Company (but acknowledges that without the use of such data it may not be practicable for Synplicity Europe Limited and the Company to administer the Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to the Optionee.

11. Entire Agreement; Governing Law. The Plan and Joint Election are incorporated herein by reference. The Plan, Joint Election and this Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee. This agreement is governed by California law except for that body of law pertaining to conflict of laws. The Joint Election is governed by the laws of England and Wales.

OPTIONEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF SHARES PURSUANT TO THE OPTION HEREOF IS EARNED ONLY BY CONTINUING OR EMPLOYMENT AT THE WILL OF THE COMPANY (NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS OPTION OR ACQUIRING SHARES HEREUNDER). OPTIONEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT, NOR IN THE COMPANY’S STOCK OPTION PLAN WHICH IS INCORPORATED HEREIN BY REFERENCE, SHALL CONFER UPON OPTIONEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT BY THE COMPANY, NOR SHALL IT INTERFERE IN ANY WAY WITH OPTIONEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE OPTIONEE’S EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

Optionee acknowledges receipt of a copy of the Plan and Joint Election and represents that he is familiar with the terms and provisions thereof, and hereby accepts this Option subject to all of the terms and provisions thereof. Optionee has reviewed the Plan, the Joint Election and this Option in their entirety, has had an opportunity to obtain independent legal advice prior to executing this Option and fully understands all provisions of the Option. Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions arising under the Plan, the Joint Election or this Option. Optionee further agrees to notify the Company upon any change in the residence address indicated below.

EXHIBIT A

2000 STOCK OPTION PLAN

EXERCISE NOTICE FOR UK EMPLOYEES

Synplicity, Inc.

935 Stewart Drive

Sunnyvale, CA 94086

Attention: Secretary

1. Exercise of Option. Effective as of today,                     , 20    , the undersigned (“Optionee”) hereby elects to exercise Optionee’s option to purchase                      shares of the Common Stock (the “Shares”) of Synplicity, Inc. (the “Company”) under and pursuant to the 2000 Stock Option Plan, as amended (the “Plan”), and the [    ] Nonstatutory Stock Option Agreement dated                     , 20     (the “Option Agreement”) and the Joint Election dated [                        ] (the “Joint Election”).

2. Representations of Optionee. Optionee acknowledges that Optionee has received, read and understood the Plan, the Joint Election and the Option Agreement and agrees to abide by and be bound by their terms and conditions.

3. Rights as Shareholder. Until the stock certificate evidencing such Shares is issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Optioned Stock, notwithstanding the exercise of the Option. The Company shall issue (or cause to be issued) such stock certificate promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the stock certificate is issued, except as provided in Section 11 of the Plan.

Optionee shall enjoy rights as a shareholder until such time as Optionee disposes of the Shares or the Company and/or its assignee(s) exercises the Right of First Refusal hereunder. Upon such exercise, Optionee shall have no further rights as a holder of the Shares so purchased except the right to receive payment for the Shares so purchased in accordance with the provisions of this Agreement, and Optionee shall forthwith cause the certificate(s) evidencing the Shares so purchased to be surrendered to the Company for transfer or cancellation.

4. Tax Consultation. Optionee understands that Optionee may suffer adverse tax consequences as a result of Optionee’s purchase or disposition of the Shares. Optionee represents that Optionee has consulted with any tax consultants Optionee deems advisable in connection with the purchase or disposition of the Shares and that Optionee is not relying on the Company for any tax advice.

5. Restrictive Legends and Stop-Transfer Orders.

(a) Legends. Optionee understands and agrees that in the event the Option is being exercised on or prior to the expiration of the underwriters’ lock up period in connection with the Company’s initial public offering, the Company shall cause the legends set forth below or legends substantially equivalent thereto, to be placed upon any certificate(s) evidencing ownership of the Shares:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD OF UP TO 180 DAYS FOLLOWING THE EFFECTIVE DATE OF A REGISTRATION STATEMENT OF THE COMPANY FILED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES. ANY ATTEMPTED TRANSFER OF SUCH SHARES PRIOR TO APRIL 11, 2001 WITHOUT THE PRIOR WRITTEN CONSENT OF ROBERTSON STEPHENS, INC. WILL BE NULL AND VOID AND OF NO EFFECT.

(b) Stop-Transfer Notices. Optionee agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

6. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon Optionee and his or her heirs, executors, administrators, successors and assigns.

7. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Optionee or by the Company forthwith to the Company’s Board of Directors or the committee thereof that administers the Plan, which shall review such dispute at its next regular meeting. The resolution of such a dispute by the Board or committee shall be final and binding on the Company and on Optionee.

8. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the laws of the State of California excluding that body of law pertaining to conflicts of law. Should any provision of this Agreement be determined by a court of law to be illegal or unenforceable, the other provisions shall nevertheless remain effective and shall remain enforceable.

9. Notices. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or upon deposit in the United States mail by certified mail, with postage and fees prepaid, addressed to the other party at its address as shown below beneath its signature, or to such other address as such party may designate in writing from time to time to the other party.

10. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.

11. Delivery of Payment. Optionee herewith delivers to the Company the full Exercise Price for the Shares and the Option Tax Liability.

12. Entire Agreement. The Plan, the Joint Election and Notice of Grant/Option Agreement are incorporated herein by reference. This Agreement, the Plan, the Joint Election and the Option Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and Optionee with respect to the subject matter hereof, and may not be modified adversely to the Optionee’s interest except by means of a writing signed by the Company and Optionee.

Submitted by:	Accepted by:

OPTIONEE:	SYNPLICITY, INC.

By:
Its:
(Signature)

Address:	Address:

935 Stewart Drive
Sunnyvale, CA 94086

CONSENT OF SPOUSE

The undersigned spouse of Optionee has read and hereby approves the foregoing Agreement. In consideration of the Company’s granting my spouse the right to purchase the Shares as set forth in the Agreement, the undersigned hereby agrees to be irrevocably bound by the Agreement and further agrees that any community property interest shall be similarly bound by the Agreement. I hereby appoint my spouse as my attorney-in-fact with respect to any amendment or exercise of any rights under the Agreement.

Signature of Spouse